Exhibit 10.6

WORK ORDER NO. 4

THIS WORK ORDER NO. 4 is by and between RADIUS HEALTH, INC. (“RADIUS”) and LONZA Sales Ltd, a Swiss company having an address at Muenchensteinerstrasse 38, CH-4002 Basel, Switzerland (together with its Affiliates, “Manufacturer”), and upon execution will be incorporated into the Development and Manufacturing Services Agreement between RADIUS and Manufacturer dated October 16, 2007 (the “Agreement”). Capitalized terms in this Work Order will have the same meanings as set forth in the Agreement.

RADIUS hereby engages Manufacturer to provide Services, as follows:

1.                                      API/Drug Substance and Product.

BA058

Peptide Sequence:                     H-Ala-Val-Ser-Glu-His-Gln-Leu-Leu-His-Asp-Lys-Gly-Lys-Ser-Ile-Gln-Asp-Leu- Arg-Arg-Arg-Glu-Leu-Leu-Glu-Lys-Leu-Leu-Aib-Lys-Leu-His-Thr-Ala-NH2

2.                                      Services. Manufacturer will render to RADIUS the following Services:

Manufacturer will perform activities required for RADIUS’ filing of a new drug application (“NDA”) in the United States with the FDA and similar applications required by the European Medicines Agency (EMEA) and other Authorities, excluding authorities in Japan, for BA058 including, but not limited to, production of three (3) validation Batches. These activities will provide for full process qualification and process validation and all required documentation necessary for regulatory submissions of the NDA to the FDA and the NDA equivalents to other Authorities.

Such work will be performed in accordance with Exhibits A and B of this Work Order plus such additional requirements as discussed below. The Services are identified in terms of a particular numbered activity (each, an “Activity”). All Services under this Work Order, including Manufacture of any Batches, will be conducted in compliance with standards suitable for an NDA filing by RADIUS. All Batches will be Manufactured in compliance with cGMP, will conform to Specifications provided to Manufacturer prior to commencement of the applicable Batch, and the other requirements of the Agreement and this Work Order. Except for Activities 1 and 6, Manufacturer will not proceed to a subsequent numbered Activity until it provides a report to RADIUS with the status of and results of the prior numbered Activity and RADIUS provides Manufacturer with written authorization to proceed to the next Activity.

Activity 1: Development Work: The objective for this Activity is to define the best conditions for the preparation of the BA058 peptide. As a first step, Manufacturer will identify which parameters have influenced the unexpected high yield in the C2 campaign. In addition, Manufacturer will investigate the chemistry to ensure repeatability/reproducibility of such results. The criteria to be evaluated and the deliverables to be provided are as set forth in Section 4 of Exhibit B.

Activity 2: Pre-qualification activities: Manufacturer will challenge the parameters identified as critical as a result of the performance of Activity 1 and identify working ranges for the parameters to ensure a robust process for upstream and downstream activities. In addition, the studies identified in Section 5 of Exhibit B will have to be conducted on different steps of the process in order to define “holding points”. If conducted on any intermediate products, all stability studies conducted by Manufacturer will be conducted in accordance with the Manufacturer generated stability protocol to be approved by RADIUS in writing.

Activity 3: Qualification Campaign: Manufacturer will not commence this Activity without the prior written consent of RADIUS. Manufacturer will Manufacture a qualification Batch at a purification scale of NPW (net peptide weight) selected by RADIUS from the table in Exhibit A; however, the assembly and cleavage reaction that will lead to the crude will be performed at a scale of 180g NPW equivalent. The Batch will be Manufactured in a 20L SPPS reactor. An amount identified by RADIUS out of the crude that was Manufactured will be purified on an LC150 HPLC column and lyophilized in a GT10 lyophilizer. The excess of crude will be stored and will be purified by Manufacturer, if so requested by RADIUS in writing (“Additional Purification”). These activities are further described in Section 6 of Exhibit B.

Activity 4: Qualification Stability : Manufacturer will perform a stability study from samples of the Product Manufactured pursuant to Activity 3 in accordance with ICH requirements and the time points required by ICH requirements (at a minimum, the following time points: 0, 3, 6, 9, 12, 18, 24, 36 months). The study will be performed according to a stability protocol to be generated by Manufacturer and approved by RADIUS in writing.

Activity 5: Pre-validation activities: Based on pre-qualification Batches (C1 and C2 which were previously Manufactured) and the qualification Batch (C3 — still to be produced), Manufacturer will prepare and deliver the reports and protocols identified in Section 8 of Exhibit B.

Activity 6: Analytical Methods Validation: Manufacturer will validate the analytical methods identified in Section 9 of Exhibit B and provide reports on the analytical methods. These Services described in this Activity will commence immediately. Completion dates are planned to allow the qualification Batch described in Activity 3 to be tested with the required methods validated in this Activity. In any event, all methods will be validated before the commencement of Activity 7.

Activity 7: Validation Campaign:

Manufacturer will Manufacture and release three (3) Batches of Product at a scale of NPW (net peptide weight) selected by RADIUS from the table in Exhibit A; however, the assembly and cleavage reaction that will lead to the crude will be performed at a scale of 180g API equivalent. Manufacturer will commence Manufacture of a Batch only with the prior written consent of RADIUS. The excess of crude will be stored and Additional Purification will be performed by Manufacturer, if so requested by RADIUS in writing. These activities are further described in Section 10 of Exhibit B.

Activity 8: Validation Reports: Manufacturer will provide the following reports:

•                                          Upstream process validation reports

•                                          Downstream process validation report

Activity 9: Validation Stability               : Manufacturer will perform a stability study from samples of the Product Manufactured pursuant to Activity 7 in accordance with ICH QIA requirements and the time points required by ICH requirements (at a minimum, the following time points: 0, 3, 6, 9, 12, 18, 24, 36 months). The study will be performed in according to a stability protocol to be generated by Manufacturer and approved by RADIUS in writing.

Activity 10: DMF Filing: Manufacturer will prepare, submit to applicable Authorities identified by Radius, or to Radius for submission, and manage the Drug Master File (DMF) using information about processes, equipment, facilities, qualifications, controls and as needed. Manufacturer will provide the DMF to Radius for review and approval prior to submission.

For each Batch of Product Manufactured under this Work Order, Manufacturer shall Manufacture, in accordance with cGMP and the Manufacturing Process, enough crude to yield 180 grams (or such other amount specified by Radius in writing) of Product.

The above requirements, including the yield requirements, and any additional requirements that are agreed by the parties as contemplated above, shall be deemed part of the Specifications for the Product for purposes of the Agreement.

a)                                     Manufacturer will commence performance of this Work Order by the week of January 2, 2012. The deliverables will include regular updates (status reports, conference calls), as requested by RADIUS. Release specifications will be provided by Radius, which for clarity shall be deemed part of the Specifications for the Product for purposes of the Agreement. Modifications may be required, as the development status changes, and shall be agreed by the parties in writing.

b)                                     In the activities identified above, which may include Manufacturing Processes, Manufacturer Technology may be incorporated with the prior written consent of RADIUS.

c)                                      A project team will be formed which will work closely with the team at RADIUS. The project team will include technical project leaders as well as the appropriate QC, QA, and Regulatory personnel. Communications with RADIUS will include teleconferences as needed. Audits of the manufacturing plants and general customer visits may be scheduled as needed.

d)                                     For further details, please refer to Exhibits A and B attached hereto.

3.                                      Completion: Manufacturer will use commercially reasonable efforts to complete the Services no later than the following:

Activity 1: Development Work	Week of March 19, 2012
Activity 2: Pre-qualification activities	Week of May 28, 2012
Activity 3; Qualification Campaign	Week of June 29, 2012
Activity 4: Qualification Stability	Stability study to start by July 31, 2012 and continue according to protocol
Activity 5: Pre-validation activities	Week of Sept 24, 2012
Activity 6: Analytical Methods Validation	Week of May 30, 2012
Activity 7: Validation Campaign (Batch #1-3)	Batch #1 and #2: Week of Dec 26, 2012. Batch #3: Week of Feb 11, 2013 (or 2 weeks earlier, if small quantity has been requested).
Activity 8: Validation Reports	20 working days after completion of Validation Batch #3, or 20 days from date requested by RADIUS
Activity 9: Validation Stability	Stability study to start within one month of batch purification and continue according to protocol
Activity 10: DMF Filing	Within 40 working days of date requested by RADIUS, but not earlier than 3.5 months after the end of the Validation Campaign.

4.                                      Facilities. The Services described above will be rendered at the Facility unless another facility of Manufacturer is indicated below:

Lonza S.A., Chausée de Tubize 297, B-1420 Braine l’Alleud, Belgium

5.                                      RADIUS Materials. RADIUS will provide to Manufacturer the following materials to be used by Manufacturer to perform the Services:

None

6.                                      RADIUS Equipment.

None

7.                                      Manufacturer Representative.

Raimund Miller, Director, Sales and Business Development, Lonza Custom Manufacturing

8.                                      RADIUS Representative.

Louis Brenner, Senior Vice President and Chief Medical Officer

9.                                      Compensation. The total compensation due Manufacturer for Services under this Work Order will not exceed €363,500 plus the applicable charges for Activities 3 and 7, as shown in Exhibit A. The reduced prices for validation Batch #2 and #3 will apply, if validation Batches can be Manufactured simultaneously. The fees for the performance of the Activities described above are set forth below.

€
Activity 1: Development Work	50,000
Activity 2: Pre-qualification activities	80,000
Activity 3: Qualification Campaign	See Exhibit A
Activity 4: Qualification Stability	35,000
Activity 5: Pre-validation activities	30,000
Activity 6: Analytical Methods Validation	71,000
Activity 7: Validation Campaign, Batch #1-3	See Exhibit A
Activity 8: Validation Reports	22,500
Activity 9: Validation Stability	35,000
Activity 10: DMF Filing	40,000

In addition, the prices for the Additional Purification, as described in Activity 3 and 7, are identified in Exhibit A.

To the extent that a regulatory approval process is substantially different from FDA or EMEA and requires additional effort as part of Activity 10, an additional fee may apply as may be agreed to in writing by the parties.

Invoicing: Compensation will be paid in installments as follows: Twenty percent (20%) of the fee listed above for an Activity (or in the case of Activity 3 and 7, the applicable Batch or Additional Purification) will be invoiced upon commencement of such Activity; the remaining fee for the Activity will be invoiced upon completion of all Services for such Activity including, but not limited, delivery to RADIUS of the resulting material, if applicable.

Expenses: Radius will be invoiced €22,500 for a stationary phase of an HPLC column used by Manufacturer in the Manufacture of the Product. This stationary phase will become the property of Radius upon payment to Manufacturer of the applicable invoice.

General: RADIUS and Manufacturer must agree in advance of either party making any change in the compensation due hereunder. Manufacturer will invoice RADIUS to the attention of Nick Harvey, SVP and CFO, for Services rendered under this Agreement. Manufacturer will invoice RADIUS for all amounts due under this Work Order. All undisputed payments will be made by RADIUS within thirty (30) days of receipt of invoice.

10.                               Insurance will be provided as required by the Agreement.

All other terms and conditions of the Agreement will apply to this Work Order.

WORK ORDER AGREED TO AND ACCEPTED BY:

RADIUS HEALTH, INC.		LONZA SALES LTD

By	/s/ Nick Harvey	By	/s/ Rachel Corder

Print Name	Nick Harvey	Print Name	Rachel Corder
Title	CFO	Title	Senior Legal Counsel
Date	Dec 22, 2011	Date	Dec 23, 2011

		By	/s/ John Eley

		Print Name	John Eley
		Title	Legal Counsel
		Date	Dec 23, 2011

Exhibit A

Pricing for Activity 3 and Activity 7

Pricing is identified below for several options which Radius may elect for the Activities identified below.

Activity 3, Qualification Campaign

	First Purification (after synthesis at a scale of 180g NPW equivalent)				Additional
					Purification
	50g	100g	150g	180g	50g
Qualification Batch	€217,000	€243,000	€264,000	€274,500	€99,500
per gram	€4,340	€2,430	€1,760	€1,525	€1,990

Activity 7, Validation Campaign

	First Purification (after synthesis at a scale of 180g NPW equivalent)				Additional
					Purification
	50g	100g	150g	180g	50g
Validation Batch #1	€226,750	€252,750	€273,750	€284,250	€99,500
per gram	€4,535	€2,528	€1,825	€1,579	€1,990
Validation Batch #2	€209,000	€235,000	€256,000	€266,500	€97,750
per gram	€4,180	€2,350	€1,707	€1,481	€1,955
Validation Batch #3	€209,000	€235,000	€256,000	€266,500	€97,750
per gram	€4,180	€2,350	€1,707	€1,481	€1,955

Exhibit B

Proposal

RADIUS

Product: BA-058

(Lonza Code: RDS-001)

Proposal for Pre-Validation and Validation Activities (Regulatory Roadmap)

(Version 1.7)

PROPOSAL

RADIUS

Product: BA-058

(Lonza Code: RDS-001)

Proposal for Pre-Validation and Validation Activities

[Regulatory Roadmap]

Version 1.5

July 20, 2010

September 29, 2010

October 6, 2010

October 13, 2010

October 18, 2010

October 25, 2010

October 18, 2011 (version 1.5)

October 21, 2011 (version 1.6)

December 05, 2011 (version 1.7)

CONFIDENTIAL

This proposal contains information proprietary to Lonza Sales AG, and must not be copied or otherwise distributed other than for the purpose of review by RADIUS in accordance with the terms of our existing CDA.

Company: RADIUS	From:	Raimund Miller

Paul Tastenhoye

To:	Date:	Oct. 18, 2011

Maria Grunwald, PhD

E-mail:	Page(s): 10

mgrunwald@radiuspharm.com

Subject: Regulatory Roadmap	Copy:

Dear Maria,

On behalf of Lonza, we are pleased to provide you with our proposal for Pre-Validation and Validation Activities [Regulatory Roadmap] for your BA-058 (Lonza Code: RDS-001).

We would like to thank you for giving us the opportunity to quote for these activities. We sincerely hope that this proposal will win your confidence, as Lonza is highly committed to meet your requirements to the fullest extent.

Kind regards,

/s/ Raimund Miller	/s/ Eric Bironneau

Raimund Miller	Eric Bironneau
Director, Sales & BD	Head of Business Development - Peptides
Lonza Inc.	Lonza Sales Ltd.
Lonza Custom Manufacturing	Lonza Custom Manufacturing

1)        Introduction

The quotation provided herewith covers all activities which are required prior to NDA filing of the BA-058 peptide; these activities are in addition to the two development campaigns, C1 and C2 (50 g and 300 g respectively), which were already run and which supported Radius’ product requirements for Ph II and Ph III clinical trials. These regulatory road-map activities comprise the following steps:

•                  Development work

•                  Pre-qualification activities

•                  Qualification campaign at 50g NPW scale

•                  Pre-validation documentation

•                  Analytical methods validation

•                  Validation campaigns - 3 batches at 50g NPW scale

•                  Post-validation documentation

•                  Master validation report

•                  DMF Filing

2)        Peptide Sequence

H-Ala-Val-Ser-Glu-His-Gln-Leu-Leu-His-Asp-Lys-Gly-Lys-Ser-Ile-Gln-Asp-Leu-Arg-Arg-Arg-Glu-Leu-Leu-Glu-Lys-Leu-Leu-Aib-Lys-Leu-His-Thr-Ala-NH2

3)        Assumptions / Remarks

•                  The prices quoted are based on the yields and results obtained in the C2 campaign produced in 2010.

•                  The full SPPS strategy is the only strategy considered.

•                  The chemical assembly/cleavage process will be followed by two HPLC purifications (primary and secondary purifications) in order to meet the customer specifications. As a consequence, an expected final HPLC purity of the API > 97% will be obtained (by the FG1 method).

•                  Raw material prices: standard 2012 raw material prices were used in the cost calculations.

4)        Development Work (all quotations are in Euros €; (pro memoriam, as of Oct. 14, ‘11, the US $ / € exchange rate was 1.38)

•                  Objective: Define the best conditions for the preparation of BA-058 peptide.

First of all, Lonza will have to define clearly which parameters have influenced the unexpected high yield in the C2 campaign. Moreover, Lonza needs to investigate the chemistry to ensure repeatability / reproducibility of such results for future campaigns. Various criteria will have to be evaluated.

1.              Concerning raw materials:

•                  In order to achieve the same quality for future campaigns, Lonza will have to test different resin suppliers and qualify at least two of them.

•                  Specifications of the starting resin should then be modified in order to fit the defined parameters.

2.              Concerning process, Lonza will have to challenge the different steps.

•                  Loading:

a)             use of preloaded resin or in-house loading?

b)             working range of loading. It has to be defined in terms of productivity and quality of the resulting crude material.

•                  Assembly:

a)             Identification of critical impurities in the crude coming from mono deletion or double addition. This analysis will be performed based on impurities present in C1 and C2 materials.

•                  Cleavage:

a)             Define the best conditions of cleavage in order to minimize impurities linked to this step (almost 15% HPLC area for two impurities formed during this cleavage step).

•                  Purification:

a)             Assessment of the potential impact of upstream development work on the purification process.

b)             Development of UPLC method for in process control corresponding to FG1 method (analysis time reduction).

•                  Deliverables:

Upstream (7 to 8 weeks)

•                  Development work - experimental part € 36,4000

•                  Process development report — Compilation of the process knowledge (C1, C2, and development work) € 3,600

Downstream (2 to 3 weeks)

•                  Development work - experimental part € 8,000

•                  Process development report — Compilation of the process knowledge (C1, C2, and development work) € 2,000

In order to reach Radius target in terms of price and timing, it has been decided to reduce tests performed during this development work.

Quotation for development activities (in Euros €): € 50,000 (Breakdown: see quotation for each activity; duration: almost 2.5 months with activities performed in parallel).

5)        Pre-qualification Activities

•                  Objective: ensure we have a robust process by challenging parameters defined as critical for both upstream and downstream.

In order to ensure we have a robust process before running the qualification campaign, parameters defined as critical will have to be “challenged” in order to obtain a suitable working range for these parameters. Moreover, some stability studies will have to be conducted on different steps of the process in order to define “holding points”, such as:

For upstream part (2 weeks) price € 10,000:

a)             stability of the peptide resin

b)             stability of the crude in neat TFA

c)              stability of the crude during evaporation step

d)             stability of the crude after precipitation

e)              stability of the crude during drying step

f)               stability of the crude upon storage, etc...

For downstream part (3 weeks) price €30,000:

Potential critical parameters such as column loading, gradient, chemical stability of fractions in purification and peptide concentration, tray volume, powder homogeneity in lyophilization will have to be assessed and challenged.

•                  Deliverables (4 weeks):

Upstream €20,000

•                  Qualification parameter protocols

•                  Qualification parameter - experimental part

•                  Qualification parameter reports

•                  Definition of critical parameters Upstream

•                  Parameter List

•                  Robustness Testing

Downstream € 20,000

•                  Qualification parameter protocols

•                  Qualification parameter experimental

•                  Qualification parameter reports

•                  Definition of critical parameters Downstream

•                  Parameter List

•                  Robustness Testing

Quotation for pre-qualification activities (in Euros €): € 80,000 (Breakdown: 37.5% upstream, 62.5% downstream; duration: 9 weeks with activities performed in parallel).

By reducing development work, less experiment needed for this part of the roadmap.

Costs have been decreased accordingly.

6)        Quotation for Qualification Campaign at 50g NPW scale (in Euros)

•                  Objective: Qualify the parameters defined as critical for both upstream and downstream for the preparation of BA-058 peptide.

Lonza will run the qualification campaign at a scale of 50g NPW; however, the assembly and cleavage reaction that will lead to the crude will be performed at a scale of 180g API equivalent, since this is the minimum scale at which the process can be validated later. The assembly will be performed in a 20L SPPS reactor. Only part of the crude (50g NPW out of 180g NPW) will be purified on an LC150 HPLC column and lyophilized in a GT10 lyophilizer. The excess of crude will be stored and can be purified later. Excellent 18M stability data of the crude are currently available.

The price is given for the first 50g NPW production (including the full cost of the crude at a scale of 180g NPW API equivalent), as well is for the later processing of the excess crude (without crude processing cost and per 50g NPW API):

		50 g Price	First	First	Full
	First 50 g	without cost	100 g	150g	180g
Quotation	NPW	of crude	NPW	NPW	NPW
Raw Materials	12,000	4,500	13,000	13,750	13,900
Production:
• Crude (at scale of 180 g API equivalent)	105,000	0	105,000	105,000	105,000
• Purification and Lyophilisation	80,000	80,000	105,000	125,250	135,600
QC/QA Release	20,000	15,000	20,000	20,000	20,000
Total Quote	217,000	99,500	243,000	264,000	274,500
Price / g	4,340	1,990	2,430	1,760	1,525

•                  Lead time: 14 weeks

•                  Deliverables: see point 8

•                  Following Lonza SOP a Development Manufacturing Report will be issued after qualification, considered as engineering batch. In case of no change between this batch and validation batches, this is possible after an equivalency report to use this batch as commercial supply. Moreover, this batch may be use for clinical trials as far as API specifications are met, as for C1 and C2 campaigns material.

7)        Qualification stability: 0, 6, 12, 24, 36 months

€ 21,600

8)   Pre-validation Activities

•      Objective: prepare validation campaigns

•      Deliverables:

•                  Update Process development report — Compilation of the process knowledge (pre-qualification and qualification batch)

•      Master validation protocol

•      Upstream and Downstream process validation protocols

•      Cost:

•      Process development report upstream

•      Master validation protocol

•      Upstream process validation protocol

•      Process development report downstream

•      Downstream process validation protocol

Quotation for pre-validation activities (in Euros €): € 30,000

•      Expected time needed: ± 20 working days (upstream and downstream activities in parallel).

9)   Analytical Methods Validation

•      These activities should start at least 6 months before the first batch of validation.

•      Validation of analytical methods :

•      Acetate and Trifluoroacetate content in API € 12,000

•      Water content € 5,000

•      GC-Headspace (complement to general method) € 12,000

•      Direct GC (complement to general method) € 12,000

•      Specific rotation € 3,000

•      Peptide content (Nitrogen) € 6,000

•                  HPLC for in-process control upstream and downstream (3 methods). Need for HPLC methods will be discussed with Radius.

•                  HPLC for in-process control downstream : 2 methods (FG1 and VG1) € 3,000 each method

•                  HPLC for in-process control upstream : 3 methods: loading € 4,000, short method cleavage € 6,000, long method cleavage € 8,000

Quotation for analytical methods validation (in Euros €): € 71,000

Additional testing (if needed):

• LCMS comparability:

LC-MS analysis by TG1 method: € 800 per sample

Comparability report: € 500

• reference standard [assuming 2 lots and 250mg of each minimum]

Sequencing by ES/MS/CAD/MS: € 3000 for 2 samples

Amino acid analysis: € 1600 for 2 samples

Limit test for residual amino acids: € 1600 for 2 samples

Secondary counter ions: € 1000 for 2 samples

• Heavy metals (USP/EP level)

€ 900 per test sample (same method as for lot 4AI1) + $ 22,500 for specific method validation (Sn, Cr, Hg, Pb, As, Cd per ICH guidelines)

• General properties:

Solubility: € 175 per test sample

pH: € 150 per test sample

isoelectric point: € 275 per test sample

10)  Quotation for Validation Campaign at 50 g NPW scales (in Euros)

Lonza will ran do the validation campaign at a scale of 50g NPW; however, as for the qualification campaign, the assembly and cleavage reaction that will lead to the crude, will be performed at a scale of 180g API equivalent, since this is the minimum scale at which the process can be validated.

In order to make use of potential efficiencies, Radius asked for scenarios whereby validation batches V2 and V3 are performed in parallel. The quotes for these scenarios are presented in the table below:

•                  Validation batch 1 (V1) performed alone, no change in price

•                  Validation batches V2 and V3 performed in parallel in synthesis but not for purification

•                  2 releases in parallel for V2 and V3

The price is given for the first 50g NPW production (including the full cost of the crude at a scale of 180g NPW API equivalent), as well is for the later processing of the excess crude (without crude processing cost and per 50g NPW API):

Validation 1:

		50 g Price	First	First	Full
	First 50 g	without cost	100 g	150g	180g
Quotation	NPW	of crude	NPW	NPW	NPW
Raw Materials	12,000	4,500	13,000	13,750	13,900
Production:
• Crude (at scale of 180 g API equivalent)	105,000	0	105,000	105,000	105,000
• Purification and Lyophilisation	80,000	80,000	105,000	125,250	135,600
QC/QA Release	20,000	15,000	20,000	20,000	20,000
Homogeneity Study	9,750		9,750	9,750	9,750
Total Quote	226,750	99,500	252,750	273,750	284,250
Price / g	4,535	1,990	2,527.5	1,825	1,580

Validations 2 and 3:

		50 g Price	First	First	Full
	First 50 g	without cost	100 g	150g	180g
Quotation	NPW	of crude	NPW	NPW	NPW
Raw Materials	12,000	4,500	13,000	13,750	13,900
Production:
• Crude (at scale of 180 g API equivalent)	89,000	0	89,000	89,000	89,000
• Purification and Lyophilisation	80,000	80,000	105,000	125,250	135,600
QC/QA Release	18,250	13,250	18,250	18,250	18,250
Homogeneity Study	9,750		9,750	9,750	9,750
Total Quote	209,000	97,750	235,000	256,000	266,500
Price / g	4,180	1,955	2,350	1,707	1,480

Lead time: 17 weeks (3 validation campaigns)

Total price for the 3 validation campaigns at 50 g: 1 x €226,750 + 2 x €209,000 = €644,750

Concerning homogeneity, this study in plates is performed during prequalification activities. In the case of the validation batches, defined as the most representative material compared to commercial batches, the homogeneity study is performed on bulk material during dispensing. This work will be done on all validation batches and will assay water content, acetonitrile content and acetate content (€9,750 per batch). This is the reason why validation batches are a bit more expensive than qualification batches. No experience gain is expected between qualification and validation batches at that scale: same equipments, same scale.

11)  Validation Reports

•      Upstream process validation reports:         € 10,000 (20 working days)

•      Downstream process validation report:     € 12,500 (20 working days)

Quotation for Validation reports:        €22,500

12)  Validation stability: ICH (0, 3, 6, 9, 12 etc. months)

€ 35,000 per batch

13)  Stationary phase HPLC column

5kg of stationary phase of the HPLC column will be charged to Radius. This stationary phase is fully dedicated to BA-058 and cannot be used anymore for other products in case the RDS-001 project would stop for any reason. Therefore, it is now common practice at Lonza to sell the full amount of the phase directly to the customer at the start of a project. Once Radius has paid for it, it becomes Radius property.

€ 22,500€.

14)  DMF Filing

Quotation for DMF filing: €40,000

15)  Validity of Proposal

The validity of this proposal expires on December 31, 2011.

BK / RJM

07/20/10; 09/29/10; 10/06/10; 10/13/10; 10/18/10; 10/25/10.

PT/RJM

10/18/11; 10/21/11; 12/05/11